                                                                    EXHIBIT 10.3



                              EMPLOYMENT AGREEMENT

      This Agreement ("Agreement") is entered into as of September 13, 2004 by and between UNIVERSAL TRUCKLOAD SERVICES, INC. ("UTSI") and DON COCHRAN, and the parties therefore agree as follows:

      Subject to the terms and conditions contained in this Agreement and during the Term of this Agreement (as defined below), UTSI hereby employs EMPLOYEE in the position of "President and CEO," with such duties and responsibilities as are commensurate with such office and may from time-to-time be assigned to EMPLOYEE by UTSI's Board of Directors.

      EMPLOYEE hereby accepts such employment, and while employed, shall devote his full business time, skills, energy and attention to the business of UTSI, shall perform his duties in a diligent, loyal, businesslike and efficient manner, all for the sole purpose of enhancing the business of UTSI, and in a manner consistent with all UTSI policies, resolutions and directives from time to time stated or made by the Board of Directors. Moreover, EMPLOYEE shall perform such services and duties as are consistent with EMPLOYEE's position, are necessary or appropriate for the operation and management of UTSI, and as are normally expected of persons appointed to chief executive positions in the business in which EMPLOYER is engaged. EMPLOYEE shall not directly or indirectly engage in or be associated with any other business duties or pursuits without the prior written consent of the Board of Directors.

1.    Term of Agreement

      This Agreement shall commence on September 13, 2004 (the "Commencement Date") and shall expire on September 13, 2008 (the "Term") for a Term of four years, unless sooner terminated pursuant to the provisions of Section 10 or extended pursuant to Section 3.

2.    Compensation for Services

      UTSI shall pay to EMPLOYEE compensation at the rate of $300,000 effective September 13, 2004, with a five percent increase each year thereafter as annual salary ("Base Salary") payable in equal installments pursuant to UTSI's payroll system in effect from time to time, less all applicable taxes required to be withheld by UTSI pursuant to federal, state or local law during the term of this contract.

3.    Option To Extend.

      UTSI shall have the option to extend this Agreement for two consecutive years for an additional one (1) year at a time. The EMPLOYEE's annual salary for the two one-year option periods shall be at a five percent increase per option year payable in equal installments pursuant to UTSI's payroll system in effect from time to time, less all applicable taxes required to be withheld by UTSI pursuant to federal, state or local law. UTSI may elect to exercise this extension option any time prior to the end of the contract years and/or the extended options years.

4.    Benefits

      EMPLOYEE shall be entitled to fringe benefits provided by UTSI for its employees in the normal course of business. UTSI agrees to compensate EMPLOYEE for significant cost increases in benefit costs that are beyond the normal annual cost that all employees experience.

      UTSI agrees to provide Directors and Officers insurance coverage except under extraordinary market conditions such as those that resulted from the events of 9/11/01 in which case coverage, if any, shall be as determined by the Board of Directors.

5.    Business Expenses

      UTSI shall reimburse EMPLOYEE for all reasonable and necessary business expenses incurred by him in the performance of his duties hereunder with respect to travel, entertainment and other business expenses, subject to UTSI's business expense policies in effect from time to time, including its procedures with respect to the manner of incurring, reporting and documenting such expenses

6.    Proprietary Information

      a. EMPLOYEE shall forever hold in the strictest confidence and not disclose to any person, firm, corporation or other entity any of UTSI's Proprietary Information (as defined below) or any of UTSI's Records (as defined below) except as such disclosure may be required in connection with EMPLOYEE's work for UTSI and as expressly authorized by UTSI's Board of Directors in writing.

      b. For the purposes of this Agreement, the term "Proprietary Information" shall mean inter company publications, unpublished works, plans, policies, computer and information systems, software and other information and knowledge relating or pertaining to the products, services, sales or other business of UTSI or its successor, affiliates and customers in any way which is of a confidential or proprietary nature, the prices it obtains or has obtained from the sale of its services, its manner of operation, its plans, processes or other data, contracts, information about contracts, contract forms, business applications, costs, profits, tax information, marketing information, advertising methods, customers, potential customers, brokers, potential brokers, employees, matters of a technical nature (including inventions, computer programs, concepts, developments, contributions, devices, discoveries, software and documentations, secret processes or machines, including any improvements thereto and know-how related thereto, and research projects, etc.), and other information not generally available to the public, without regard to whether all of the foregoing matters will be deemed confidential, material or important. Anything to the contrary notwithstanding, the parties hereto stipulate that any and all knowledge, data and information gathered by the EMPLOYEE through this Agreement, his employment with UTSI and the operation of the business of UTSI is deemed important, material or confidential, and gravely affects the effective and successful conduct of the business of UTSI and UTSI's good will; could not without great expense and difficulty be obtained or duplicated by others who have not been able to acquire such information by virtue of employment with UTSI; and that any breach of the terms of this Paragraph 6 shall be deemed a material breach of this Agreement. Proprietary Information" shall not include any information available from non UTSI sources or known to employee prior to his employment with UTSI.

      c. EMPLOYEE agrees that all creative work, including without limitation, designs, drawings, specifications, techniques, models, processes and software prepared or originated by EMPLOYEE during or within the scope of employment whether or not subject to protection under the federal copyright or other law constitutes work made for hire all rights to which are owned by UTSI. Moreover, EMPLOYEE hereby assigns to UTSI all right, title and interest whether by way of copyright, trade secret, patent or otherwise, and all such work whether or not subject to protection by copyright or other law.

      d. Upon termination of employment with UTSI or at any other time requested by UTSI, EMPLOYEE shall immediately return to UTSI and not retain any copies of, any records, data, lists, plans, policies, publications, computer and information systems, files, diagrams and documentation, data, papers, drawings, memos, customer records, reports, correspondence, note books, service listing and any other business record of any kind or nature (including without limitation records in machine-readable or computer-readable forms) relating to Proprietary Information ("Records").

7.    Covenant Not To Compete

      a. As a material part of the consideration for this Agreement, EMPLOYEE agrees to the following covenants not to compete with UTSI, and with all of its affiliated companies listed in Exhibit A to this Agreement ("Affiliated Companies") during his employment and for a one (1) year period following the termination of EMPLOYEE's employment with UTSI for any reason. EMPLOYEE agrees not to interfere with customer contracts for a period of one year. This restriction shall apply to all UTSI Customers and Customers of Affiliated Companies. EMPLOYEE further agrees not to solicit, retain, employ or accept business from any UTSI employees, agents or owner operators, or the employees, agents or owner operators of any Affiliated Companies. Anything contrary notwithstanding, this Paragraph 7 shall survive after the termination or the earlier cancellation of this Agreement.

      b. Both parties agree that the restrictions in this section are fair and reasonable in all respects including the length of time that they shall remain in effect and that UTSI's employment of EMPLOYEE upon the terms and conditions of this Agreement is fully sufficient consideration for EMPLOYEE's obligations under this section.

      c. If any provisions of this section are ever held by a Court to be unreasonable, the parties agree that this section shall be enforced to the extent it is deemed to be reasonable.


8.    No Interference With Employment Relationships

      EMPLOYEE agrees that he will not either before or after termination of his employment with UTSI encourage, solicit or otherwise attempt to persuade any other employee of UTSI to leave the employment of UTSI. In the event EMPLOYEE hires an employee of UTSI, UTSI shall be compensated at a fee equal to 30% of the employee's first year's gross compensation.

9.    Equitable Relief And Remedies At Law

      EMPLOYEE acknowledges that UTSI would suffer unique and irreparable injury in the event of a breach of the covenants contained in Sections 6, 7 and 8 of this Agreement, which breach could not be adequately compensated by the payment of damages alone. Accordingly in the event of any such breach by EMPLOYEE, EMPLOYEE agrees that this Agreement may be enforced by a decree of specific performance or an injunction without the necessity of posting a bond in addition to any remedies available at law, including damages arising out of or relating to a breach of those covenants, and that any remedy which UTSI might have at law would be inadequate by itself.

10.   Termination of Agreement

      a. Without limitation of any other remedy available to UTSI, whether in law or in equity, EMPLOYEE's employment relationship shall terminate immediately without any further liability of UTSI to EMPLOYEE, upon written notice from UTSI to EMPLOYEE, for just cause: conviction of a felony of moral turpitude or dishonesty. In the event of EMPLOYEE's termination pursuant to this Section 10(a), UTSI shall have no obligation to pay Base Salary and benefits effective as of the date the employment relationship is terminated.

      b. EMPLOYEE's employment relationship shall terminate immediately upon death of EMPLOYEE.

      c. EMPLOYEE agrees to submit to a medical examination at any time at UTSI's request and expense. The medical examination will be related to EMPLOYEE's job and consistent with a business necessity of UTSI. This Agreement may be terminated by UTSI immediately upon written notice to EMPLOYEE is the examination reveals that EMPLOYEE is unable to perform the essential functions of this Agreement even with a reasonable accommodation. The Agreement may also be terminated if, for a period of three (3) consecutive months, EMPLOYEE is unable to perform the essential functions of the Agreement even with a reasonable accommodation. Upon such termination due to medical disability, EMPLOYEE's compensation shall be continued for twelve (12) months from the date of disability.

      d. Upon the determination by UTSI's Board of Directors that the best interests of UTSI would be served, UTSI shall have the further right to terminate EMPLOYEE's employment relationship immediately or at any time, at its option upon written notice to EMPLOYEE, without just cause. If EMPLOYEE is terminated pursuant to this Section 10(d), EMPLOYEE shall be entitled to receive only Base Salary and benefits for a period of twelve (12) months following such termination or until the term of this agreement, whichever period is greater. Maximum twenty-four months.

      e. Any compensation payable to EMPLOYEE pursuant to this Section 10 following termination pursuant to subsection (d) of this Section 10 shall be reduced by the amount of any compensation earned by EMPLOYEE in any employment or consulting he may undertake during said period that constitutes a violation of Section 5 respecting noncompetition.

      f. Upon three months' prior written notice to UTSI at any time, EMPLOYEE shall have the right to terminate his employment relationship with UTSI at his option. Upon receipt of such notice UTSI shall have the option to terminate EMPLOYEE's employment relationship immediately upon written notice to EMPLOYEE. In the event of termination pursuant to this Section 10(f), EMPLOYEE shall be entitled to receive Base Salary and benefits only through the three month period following EMPLOYEE's notice of termination. The time period on the covenant not to compete shall commence at the end of the three (3) month period, and EMPLOYEE shall also be bound by the covenant not to compete during the three (3) month period he is receiving Base Salary and benefits. EMPLOYEE shall be liable for all costs and expenses incurred by UTSI for the failure to give three (3) months' notice.

      g. Upon termination of this Agreement by UTSI EMPLOYEE shall, without a claim for compensation, provide UTSI with written resignations from any and all offices held by him in or at the request of UTSI, and in the event of his failure to do so, UTSI is hereby irrevocably authorized to be, or designated as EMPLOYEE's attorney in fact, to act in his name and in his behalf to execute such resignations.

      h. This Agreement shall terminate upon expiration of the Term unless otherwise agreed to by the parties in writing prior thereto.

11.   Exclusive Consulting Contract

      Upon termination of EMPLOYEE's employment with UTSI for any reason whatsoever, UTSI shall have the right at its option, to retain EMPLOYEE as an independent consultant under an exclusive consulting contract, for the performance by EMPLOYEE of such duties as may be reasonably assigned by UTSI consistent with the position of an independent consultant. The specific terms regarding the actual services to be performed, length of service, restrictions on competition and other contractual terms not set forth in this paragraph, shall be mutually agreeable to EMPLOYEE and UTSI.

12.   No Restriction on Performance of Services Contemplated by Agreement

      EMPLOYEE represents and warrants to UTSI that: (i) he is under no contractual or other restriction which would give a third party a legal right to assert that he would not be legally permitted to perform the services contemplated by this Agreement; and (ii) by entering into this Agreement he has not breached, and by performing the services contemplated by this Agreement, he would not breach, any Agreement or duty relating to proprietary information of another person or entity.

13.   Confidentiality of Agreement

      EMPLOYEE shall not disclose any of the terms of this Agreement to any person with the exception of his spouse or attorneys or as required by law, provided the spouse or attorneys agree to be bound by this Section.

14.   Severability

      In case any one or more of the provisions hereof shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. To the extent possible, there shall be deemed substituted such other provision as will most nearly accomplish the intent of the parties, to the extent permitted by applicable law.

15.   Entire Agreement

      This Agreement embodies all the representations, warranties, covenants and agreements of the parties in relation to the subject matter hereof, and no representations, warranties, covenants, understandings, or agreements, unless expressly set forth herein or in an instrument in writing signed by the party to be bound thereby which makes reference to this Agreement, shall be considered effective.

16.   No Rights in Third Parties

      Nothing herein expressed or implied is intended to, or shall be construed to confer upon, or give to any person, firm or other entity other than the parties hereto any rights or remedies under this Agreement, except as provided in Section 17.

17.   Assignment

      UTSI may assign its rights and delegate its responsibilities under this Agreement to any affiliated company or to any corporation which acquires all or substantially all of the operating assets of UTSI by merger, consolidation, dissolution, liquidation, combination, sale or transfer of assets or stock or otherwise. If there is a change of control where upon a new majority shareholder, other than Manuel J. Moroun, Matthew T. Moroun or affiliates, new ownership would be equally responsible to honor this contract. EMPLOYEE shall not be entitled to assign his rights or delegate his responsibilities under this Agreement to any person.

18.   Payment to Estate

      No person, firm or entity shall have any right to receive any payments owing to EMPLOYEE hereunder, except that EMPLOYEE's estate shall be entitled to receive a final payment of installment of Base Salary for services rendered to UTSI through date of death and reimbursement for any business expenses previously incurred by EMPLOYEE for which he would have been entitled to reimbursement hereunder.

19.   Amendment

      No modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto.

20.   Survival of Covenants

      Without limitation of any other provisions of this Agreement, all representations and warranties set forth in this Agreement and the covenants set forth in Sections 6, 7, 8 and 13 shall survive the termination of this Agreement for any reason for the maximum period permitted by law.

21.   Governing Law

      This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Michigan. The parties agree that should any litigation arise out of, in connection with, or relating to this Agreement, such litigation will be commenced in the Circuit Court for Macomb County Michigan or in the United States District Court for the Eastern District of Michigan provided such court has subject matter jurisdiction. The parties specifically agree, however, that either of these courts has personal jurisdiction and venue.

22.   Notices.

      Service of all notices under this Agreement must be given personally to the party involved at the address set forth below or at such other address as such party shall provide in writing from time to time.

      COMPANY:          Matthew Moroun
                        12225 Stephens Road
                        Warren, MI 48089

      EMPLOYEE:         Don Cochran
                        Universal Truckload Services
                        11355 Stephens Road
                        Warren, MI  48089

23.   Paragraph Headings

      The titles to the paragraphs of this Agreement are for convenience of the parties only and shall not affect in any way the meaning or construction of any Paragraph of this Agreement.

24.   Non-Waiver.

      No covenant or condition of this Agreement may be waived except by the written consent of UTSI Board of Directors. Forbearance or indulgence by UTSI in any regard whatsoever shall not constitute a waiver of the covenants or conditions to be performed by EMPLOYEE to which the same may apply, and, until complete performance by EMPLOYEE of said covenant or condition, UTSI shall be entitled to invoke any remedy available to UTSI under this Agreement or by law or in equity, despite said forbearance or indulgence.

25.   Construction

      Although this Agreement was drafted by UTSI the parties agree that it accurately reflects the intent and understanding of each party and should not be construed against UTSI if there is any dispute over the meaning or intent of any provisions.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                    UNIVERSAL TRUCKLOAD SERVICES, INC.


 /s/ Peter J. Dwyer, Jr.            By: /s/ Matthew Moroun
----------------------------------     --------------------------------
      [Witness]

                                    Its: Chairman
                                         ------------------------------

 /s/ Peter J. Dwyer, Jr.                /s/ Donald B. Cochran
---------------------------------   -----------------------------------
      [Witness]                                 EMPLOYEE

                                    EXHIBIT A

Central Transport, Inc.
L.I.N.C.
Logistic Services Inc.
CTX Of Michigan LLC
Pro Logistics Inc.
Central Global Express Of MI LLC
Flint Special Services, Inc.
Custom SVCS, Int'l
Mohawk Service Corp.
Central Transport Intl. Inc.
M.C.S.I.
M.C.S.I. Titan
Central-McKinlay International Ltd
C C Canada, Ltd.
Linc Ontario, Ltd